Exhibit 2

2: Press Release of July 7, 2005

FOR IMMEDIATE RELEASE

CONCORDIA BUS NORDIC AB (PUBL) ANNOUNCES EXTENSION OF CONSENT SOLICITATION TO 12 JULY 2005

7 July 2005 — Concordia Bus Nordic AB (publ) (“Nordic”) announced today that it is extending its pending solicitation of consents (the “Solicitation”) from holders of its 9.125% Senior Secured Notes due 2009 (the “Secured Notes”) to (a) certain amendments and waivers (the “Proposed Amendments and Waivers”) of the terms in the Indenture governing the Secured Notes (the “Indenture”) and (b) the foregoing (the “Agreement”) of their right to participate in any change of control offer set out in Section 1015 of the Indenture occasioned by a possible restructuring of Concordia Bus AB (“Bus”), as outlined in the indicative terms publicly announced on 16 March 2005 (the “Indicative Terms”).

Under the extended deadline, all holders of Secured Notes who submit valid and unrevoked consents prior to 5:00 P.M. London time on Friday, 12 July 2005, will receive the consent fee of €5 per €1,000 of the principal amount of Secured Notes for which they deliver valid and effective consents, subject to the terms and conditions of the Solicitation.

Holders who have previously delivered consents need not take any further action in order to receive the consent fee.

Nordic is not amending the Proposed Amendments and Waivers or the Agreement.

The operating businesses continue to function normally and continue to provide full bus services to passengers and customers.

This announcement is not a solicitation of consents with respect to any securities.  The Solicitation is being made solely by the Consent Solicitation dated 16 March 2005.

The Tabulation Agent has advised Nordic that as of 6 July 2005 consents for 10.69% aggregate principal amount of the Secured Notes had been validly submitted and unrevoked.

For further information please contact:

Financial advisers to Concordia Bus Nordic AB:

Alvarez & Marsal (Europe) Limited

5th Floor

One Canada Square

London E14 5AA

Contacts:	Tony Alvarez III
Telephone:	+44 (0) 207 715 5200
E-mail:	TAlvarezIII@alvarezandmarsal.com

ENQUIRIES:
Ragnar Norbäck	+46(0)854630141
Per Skärgård	+46(0)854630021

Richard Constant/ Candace Carpenter	+44(0)207.554.1400
Gavin Anderson & Company